Exhibit 99.1

Delta Apparel Reports Third Quarter Fiscal 2022 Sales and Earnings

Continues Quarterly Sales Year-over-Year Growth

Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, today announced financial results for its fiscal 2022 third quarter ended July 2, 2022.

Robert W. Humphreys, the Company’s Chairman and Chief Executive Officer, commented, “We are pleased to achieve another quarter of revenue growth in what remains a dynamic operating environment. We delivered third-quarter sales growth across both our Delta Group and Salt Life Group segments. In our Delta Group segment, we registered year-over-year sales growth of 3% as we continued to benefit from our broad channels of distribution. Demand increased for both our Global Brands and on-demand digital print business, somewhat offset by a decline in our Delta Direct business. At Salt Life, we saw strong year-over-year sales growth of 30%, further validating the brand’s broad lifestyle appeal.”

Humphreys further commented, “Our continued growth in the face of economic headwinds validates our investment in Salt Life’s retail footprint. This investment combined with our growth in the wholesale channel and updated ecommerce site is allowing us to deliver a strong omnichannel shopping experience to our end consumers.  With the opening of four new Salt Life locations during the quarter, we have achieved our fiscal 2022 year-end target of opening 20 retail stores. As a result, we are now operating Salt Life branded stores across seven states. At DTG2Go, we continue to make progress with our on-demand digital-first strategy and enjoyed another quarter of unit and revenue growth while broadening the footprint of our digital equipment to service increasing demand.

Overall, we made good progress in the third quarter with a solid performance as our team stayed focused on our long-term strategies while simultaneously managing through a changing economy and consumer expectations. Our manufacturing investments have created scale efficiencies and platform flexibility positioning us well to continue to grow our business.”

For the third quarter ended July 2, 2022:

Net sales were $126.9 million in the third quarter of fiscal 2022, an increase of 7% compared to the prior year third quarter net sales of $118.7 million.  Net sales in the Delta Group segment grew 3% to $106.0 million in the third quarter of fiscal 2022 compared to $102.6 million in the prior year third quarter. The Salt Life segment net sales grew 30% to $20.9 million compared to $16.1 million in the prior year third quarter.

Within the Delta Group, segment sales increased in the Global Brands business with both revenue and unit expansion with an expanded array of value-added service offerings. Sales in the Delta Direct channel declined following the reduction in market demand for activewear primarily in the Retail License business.  In the digital print business, DTG2Go increased sales over both the third quarter of fiscal 2021 and the second quarter of the current year, benefitting from the demand for the Company’s digital-first technology and growth in installed capacity.

The strong sales performance in the Salt Life business was driven by double-digit year-over-year growth in both the wholesale and retail channels. Continued strong bookings from wholesale partners and the successful opening of four new Salt Life stores in the quarter led to year-over-year sales growth. Largely driven by constraints in inventory available, Salt Life’s sales in its e-commerce channel were down year-over-year; however, web demand has accelerated sequentially with sales increasing over 40% from the second quarter of 2022.

On a consolidated basis, third quarter gross margins were 24.2%, declining 130 basis points from 25.5% in the prior year, largely as a result of inflationary cost pressures, which are now flowing through the cost of sales.  During the quarter, the impact of higher cotton prices, energy, and freight costs were the largest drivers of margin pressure.

Selling, general, and administrative expenses ("SG&A") were $22.4 million, or 17.7% of sales, compared to $19.9 million, or 16.8% of sales, in the prior year third quarter. The increase in SG&A expenses was primarily driven by higher variable selling costs and travel expenses compared to the same period last year.  In addition, distribution costs were higher primarily due to increased wages.

Operating income in the third quarter of 2022 decreased to $9.3 million, or 7.3% of sales, compared to the prior year third quarter profit of $11.9 million, or 10.0% of sales.

Net income was $6.2 million, or $0.88 per diluted share, as compared to prior year net income of $8.2 million, or $1.14 per share.

Net inventory as of June 2022 was $227.7 million, an increase of $30.0 million from March 2022 and $75.4 million from June 2021. The increase in inventory levels reflect planned increased production combined with higher input costs.

Total net debt and cash on hand was $162.4 million at June 2022, an increase of $9.0 million from March 2022 including capital lease financing. Cash on hand and availability under the Company’s U.S. revolving credit facility totaled $30.8 million at June 2022, a $4.4 million decrease from March 2022.

The Company invested approximately $5.5 million on capital expenditures during the third quarter of fiscal 2022, substantially in continuing investments in digital print equipment and Salt Life retail store openings, compared to $3.2 million during the prior year third quarter.

In the third quarter of fiscal 2022 under the previously announced share repurchase program, the Company purchased 33,934 shares for $1.0 million, bringing the total amount repurchased to $56.4 million during the life of the program. At the end of the third quarter of fiscal 2022, the Company had $3.6 million of remaining repurchase capacity under the existing authorization.

Conference Call:

The Company will hold a conference call with senior management to discuss its financial results today at 4:30 p.m. ET. The Company invites you to join the call by dialing 844-825-9789. If calling from outside the United States, please dial 412-317-5180. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through September 4, 2022. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 10168456.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, Soffe®, and Delta. The Company is a market leader in the direct-to-garment digital print and fulfillment industry, bringing DTG2Go technology and innovation to the supply chain of its customers. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business e-commerce sites. The Company’s products are also made available direct-to-consumer on its websites at www.saltlife.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 9,100 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the general U.S. and international economic conditions; the impact of the COVID-19 pandemic and government/social actions taken to contain its spread on our operations, financial condition, liquidity, and capital investments, including recent labor shortages, inventory constraints, and supply chain disruptions; significant interruptions or disruptions within our manufacturing, distribution or other operations; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the volatility and uncertainty of cotton and other raw material prices and availability; the competitive conditions in the apparel industry; our ability to predict or react to changing consumer preferences or trends; our ability to successfully open and operate new retail stores in a timely and cost-effective manner; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; changes in economic, political or social stability at our offshore locations in areas in which we, or our suppliers or vendors, operate; our ability to attract and retain key management; the volatility and uncertainty of energy, fuel and related costs; material disruptions in our information systems related to our business operations; compromises of our data security; significant changes in our effective tax rate; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; changes in international trade regulations; our ability to comply with trade regulations; changes in employment laws or regulations or our relationship with employees; negative publicity resulting from violations of manufacturing standards or labor laws or unethical business practices by our suppliers and independent contractors; the inability of suppliers or other third-parties, including those related to transportation, to fulfill the terms of their contracts with us; restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the impairment of acquired intangible assets; foreign currency exchange rate fluctuations; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Investor Relations and Media Contact: ICR,Inc.

Investors:

Tom Filandro, 646-277-1235 investor.relations@deltaapparel.com

Media:

Jessica Liddell, 203-682-8208 DLAPR@icrinc.com

SELECTED FINANCIAL DATA:

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 2022	June 2021	June 2022	June 2021

Net Sales	$126,875	$118,666	$369,319	$322,015
Cost of Goods Sold	96,182	88,427	282,100	246,677
Gross Profit	30,693	30,239	87,219	75,338

Selling, General and Administrative Expenses	22,416	19,914	59,613	53,005
Other (Income), Net	(1,018)	(1,578)	(1,947)	(218)
Operating Income	9,295	11,903	29,553	22,551

Interest Expense, Net	1,971	1,735	5,370	5,225

Earnings Before Provision For Income Taxes	7,324	10,168	24,183	17,326

Provision For Income Taxes	1,087	2,019	4,149	4,032

Consolidated Net Earnings	6,237	8,149	20,034	13,294

Net Loss (Income) Attributable to Non-Controlling Interest	3	12	(11)	149

Net Earnings Attributable to Shareholders	$6,240	$8,161	$20,023	$13,443

Weighted Average Shares Outstanding
Basic	6,946	6,975	6,966	6,956
Diluted	7,065	7,128	7,061	7,077

Net Earnings per Common Share
Basic	$0.90	$1.17	$2.87	$1.93
Diluted	$0.88	$1.14	$2.84	$1.90

	June 2022	September 2021	June 2021

Current Assets
Cash	$542	$9,376	$11,389
Receivables, Net	69,868	68,090	66,969
Inventories, Net	227,671	161,703	152,312
Prepaids and Other Assets	3,798	3,794	4,704
Total Current Assets	301,879	242,963	235,374

Noncurrent Assets
Property, Plant & Equipment, Net	75,144	67,564	66,397
Goodwill and Other Intangibles, Net	62,524	64,188	64,647
Deferred Income Taxes	1,164	1,854	3,139
Operating Lease Assets	47,570	45,279	48,241
Investment in Joint Venture	10,277	10,433	10,333
Other Noncurrent Assets	2,893	2,007	2,063
Total Noncurrent Assets	199,572	191,325	194,820

Total Assets	$501,451	$434,288	$430,194

Current Liabilities
Accounts Payable and Accrued Expenses	$102,180	$82,885	$68,816
Income Tax Payable	666	379	1,714
Current Portion of Finance Leases	8,265	6,621	7,102
Current Portion of Operating Leases	8,044	8,509	8,974
Current Portion of Long-Term Debt	7,615	7,067	7,520
Current Portion of Contingent Consideration	563	-	1,200
Total Current Liabilities	127,333	105,461	95,326

Noncurrent Liabilities
Long-Term Taxes Payable	2,841	3,220	3,220
Long-Term Finance Leases	18,802	15,669	17,319
Long-Term Operating Leases	40,940	38,546	41,093
Long-Term Debt	128,230	101,680	111,782
Long-Term Contingent Consideration	-	1,897	1,900
Other Noncurrent Liabilities	1,591	3,621	2,883
Total Noncurrent Liabilities	192,404	164,633	178,197

Common Stock	96	96	96
Additional Paid-In Capital	60,822	60,831	60,284
Equity Attributable to Non-Controlling Interest	(647)	(658)	(673)
Retained Earnings	166,882	146,860	140,006
Accumulated Other Comprehensive Loss	(7)	(786)	(893)
Treasury Stock	(45,432)	(42,149)	(42,149)
Total Equity	181,714	164,194	156,671

Total Liabilities and Equity	$501,451	$434,288	$430,194